Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment Number Three to the Registration Statement on Form S-11 of our report dated March 26, 2007, relating to the financial statements and financial statement schedules of CNL Income Properties, Inc., and our reports dated March 17, 2008 relating to the financial statements of CNL Village Retail Partnership, LP and its subsidiaries, CNL Dallas Market Center, L.P. and its subsidiaries and CNL Income GW Partnership, LLLP and its subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida

October 9, 2008